CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Nos. 333-178881, 333-177586, 333-167388, 333-157417, 333-140238, 333-104105 and 333-187133) on Form S-8 and Registration Statements (Nos. 333-170140, 333-166277, 333-148779, 333-146691, and  333-138405) on Form S-3 of Senesco Technologies, Inc. and Subsidiary of our report dated September 11, 2013, relating to our audits of the consolidated financial statements, included in the Annual Report on Form 10-K of the Senesco Technologies, Inc. and Subsidiary for the year ended June 30, 2013. Our report dated September 11, 2013, relating to the consolidated financial statements includes an explanatory paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ McGladrey
New York, New York
September 11, 2013